Filed Pursuant to Rule 424(b)(5)
Registration No. 333-266649

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and this preliminary prospectus supplement and the accompanying prospectus are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Preliminary Prospectus Supplement, dated June 4, 2024

PROSPECTUS SUPPLEMENT

(To prospectus dated August 23, 2022)

$

$     % Senior Notes due     , 2034

$     % Senior Notes due     , 2054

Puget Sound Energy, Inc. is offering $    aggregate principal amount of senior notes in two series. We are offering $    principal amount of     % Senior Notes due     , 2034 (the “2034 Senior Notes”) and $    principal amount of     % Senior Notes due     , 2054 (the “2054 Senior Notes” and, together with the 2034 Senior Notes, the “Senior Notes”). We will pay interest on the Senior Notes semi-annually in arrears on and     of     each year, beginning on     , 2024. The Senior Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of the Senior Notes will be secured by a series of our first mortgage bonds issued under our electric utility mortgage indenture. So long as either series of the Senior Notes remain outstanding, such series of Senior Notes will continue to be secured either by first mortgage bonds issued under our existing electric utility mortgage or by substitute pledged first mortgage bonds to be issued under a new mortgage, as described in this prospectus supplement under the heading “Description of the Senior Notes—Security”. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system. There are currently no public markets for the Senior Notes.

We may, at our option, redeem the Senior Notes of either series at any time, in whole or in part, at the applicable redemption price as described in this prospectus supplement under the caption “Description of the Senior Notes—Optional Redemption.” The Senior Notes do not have the benefit of any sinking fund.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-5.

	Per 2034 Senior Note		Total	Per 2054 Senior Note		Total
Public offering price (1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to Puget Sound Energy, Inc. (1)		%	$		%	$

(1)	Plus accrued interest, if any, from , 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Senior Notes will be delivered through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about     , 2024.

Joint Book-Running Managers

BofA Securities	Mizuho	MUFG	US Bancorp
Wells Fargo Securities

The date of this prospectus supplement is      , 2024.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, in any related free writing prospectus filed by us with the Securities and Exchange Commission, and in any communication from us or the underwriter specifying the final terms of the offering. Neither we nor any underwriter has authorized anyone to provide you with information that is different. If anyone provided you with additional or different information, you should not rely on it. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

PUGET SOUND ENERGY, INC.

Puget Sound Energy, Inc. (“Puget Sound Energy,” “the Company,” “we,” “us” or “our”) is a public utility incorporated in the State of Washington primarily engaged in the business of electric transmission, distribution and generation and natural gas distribution. Puget Sound Energy is the largest electric and gas utility in the state of Washington, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At March 31, 2024, we had approximately 1,234,000 electric customers, of which approximately 88.1% were residential customers, 11.0% were commercial customers and 0.9% were industrial, transportation and other customers. At March 31, 2024, we had approximately 878,820 gas customers, of which approximately 93.3% were residential customers, 6.5% were commercial customers and 0.3% were industrial and transportation customers.

Our executive office is located at 355 110th Avenue NE, Bellevue, Washington 98004. Our telephone number is (425) 454-6363.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are statements of expectations, beliefs, plans, objectives and assumptions of future events or performance. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. Words or phrases such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “should,” “will likely result,” or “will continue” or the negative of such terms or similar expressions are intended to identify certain of these forward-looking statements and may be included in discussion of, among other things, our anticipated operating or financial performance, business plans and prospects, planned capital expenditures and other future expectations. In particular, these include statements relating to future actions, business plans and prospects, future performance expenses, the outcome of contingencies, such as legal proceedings, government regulation and financial results.

Forward-looking statements reflect current expectations and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. There can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus supplement and the accompanying prospectus, some important factors that could cause our actual results or outcomes to differ materially from past results and those discussed in forward-looking statements include:

•

Governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington Commission), that may affect our ability to recover costs and earn a reasonable return, including but not limited to disallowance or delays in the recovery of capital investments and operating costs and discretion over allowed return on investment;

•

Changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or by-products of electric generation (including coal ash or other substances) or natural gas distribution and sales, natural resources, and fish and wildlife (including the Endangered Species Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•

Changes in tax law, related regulations or differing interpretation, or enforcement of applicable law by the Internal Revenue Service or other taxing jurisdiction; and Puget Sound Energy’s ability to recover costs in a timely manner arising from such changes;

•	Inability to realize deferred tax assets and use production tax credits due to insufficient future taxable income;

•

Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, landslides, fires and wildfires (either affecting or caused by Puget Sound Energy’s facilities or infrastructure), extreme weather conditions and other acts of God, terrorism, asset-based or cyber-based attacks, pandemic or similar significant events, which can interrupt service and lead to lost revenue, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials, impose extraordinary costs, and subject the Company to liability;

•	Commodity price risks associated with procuring natural gas and power in wholesale markets from creditworthy counterparties;

•

Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede Puget Sound Energy’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to Puget Sound Energy from its suppliers;

•

Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to Puget Sound Energy from its suppliers;

•	The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

•

Puget Sound Energy electric or natural gas distribution system failure, blackouts or large curtailments of transmission systems (whether Puget Sound Energy’s or others’), or failure of the interstate natural gas pipeline delivering to Puget Sound Energy’s system, all of which can affect Puget Sound Energy’s ability to deliver power or natural gas to its customers and generating facilities;

•

Electric plant generation and transmission system outages, which can have an adverse impact on Puget Sound Energy’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

•	The ability to restart generation following a regional transmission disruption;

•	The ability of a natural gas or electric plant to operate as intended;

•

Puget Sound Energy’s resource adequacy needs to meet the Washington Clean Energy Transformation Act and the Washington Climate Commitment Act requirements, through a combination of owned or contracted resources, may significantly increase purchased power and gas costs if pricing pressures and supply constraints on resource acquisitions increase;

•

Changes in climate, weather conditions, or sustained extreme weather events in Puget Sound Energy’s operational territory, which could have effects on customer usage and Puget Sound Energy’s revenue and expenses;

•

Regional or national weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural disasters, which could impact Puget Sound Energy’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and the cost of procuring such supplies;

•	Variable hydrological conditions, which can impact streamflow and Puget Sound Energy’s ability to generate electricity from hydroelectric facilities;

•	Variable wind conditions, which can impact Puget Sound Energy’s ability to generate electricity from wind facilities;

•	The ability to renew contracts for electric and natural gas supply and the price of renewal;

•	Industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

•	General economic conditions in the Pacific Northwest, such as inflation, which may impact customer consumption or affect Puget Sound Energy’s accounts receivable;

•

The loss of significant customers, changes in the business of significant customers or the condemnation of Puget Sound Energy’s facilities as a result of municipalization or other government action or negotiated settlement, which may result in changes in demand for Puget Sound Energy’s services;

•

The failure of information systems or the failure to secure information system data, which may impact the operations and cost of Puget Sound Energy’s customer service, generation, distribution and transmission;

•	Opposition and social activism that may hinder Puget Sound Energy’s ability to perform work or construct infrastructure;

•	Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•

General economic and political conditions, such as the effects of geopolitical tensions related to the ongoing Russia-Ukraine and Israel-Hamas conflicts, recessions, fuel prices, international currency fluctuations, corruption, political instability, acts of war, and local and national elections;

•

Employee workforce factors, including strikes; work stoppages; retirements; absences due to pandemics, accidents, natural disasters or other significant, unforeseeable events; availability of qualified employees or the loss of a key executive;

•

Puget Sound Energy’s service territory operates within a region of high demand for skilled workers resulting in significant competition and inflated wages, which puts pressure on Puget Sound Energy’s ability to attract, retain and compensate employees;

•	The ability to obtain insurance coverage, the availability of insurance for certain specific losses, including those arising from catastrophic events such as wildfires and the cost of such insurance;

•	Changes in Puget Sound Energy’s credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Sound Energy generally;

•

Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of Puget Sound Energy’s retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder; and

•

Recent laws enacted, amended or proposed in Washington and other municipalities in Puget Sound Energy’s service territory, may impact Puget Sound Energy’s operations by, among others: changing system planning; changing existing statutory targets; electrification requirements; or establishing Washington Commission requirements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Puget Sound Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult Item 1A—“Risk Factors” in Puget Sound Energy’s most recent annual report on Form 10-K and any further disclosures we make on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K.

RISK FACTORS

An investment in the Senior Notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Senior Notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

An active trading market for the Senior Notes may not develop.

There is currently no public market for the Senior Notes, and we do not currently plan to list the Senior Notes on any securities exchange to seek their quotation on any automated dealer quotation system. We have been advised that the underwriters intend to make a market in the Senior Notes; however, the underwriters are not obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If the underwriters cease to act as market-makers for the Senior Notes for any reason, there can be no assurance that another firm or person will make a market in the Senior Notes. There can be no assurance that an active market for the Senior Notes will develop or, if a market does develop, at what price the Senior Notes will trade. In addition, the liquidity of any trading in the Senior Notes, and the market prices quoted for the Senior Notes, may be adversely affected by changes in the overall market for such securities and by changes in our financial performance or prospects.

Ratings of the Senior Notes may change after issuance and affect the market prices and marketability of the Senior Notes.

Senior Notes ratings are limited in scope and do not address all material risks relating to an investment in the Senior Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There is no assurance that any particular credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be decreased, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Holders of Senior Notes will have no recourse against us in the event of a change in or suspension or withdrawal of such ratings. Any decrease, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Senior Notes.

There is no legal, regulatory or market definition of, or standardized criteria for, what constitutes a “green” or other equivalently labeled project or financial instrument, and any such designations made by us or third parties with respect to the Eligible Projects (as defined below) or the 2054 Senior Notes may not be suitable for the investment criteria of an investor.

There is currently no clear definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green” or an equivalently labeled project or financial instrument, or as to what precise attributes are required for a particular project or financial instrument to be defined as “green” or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time. Accordingly, no assurance is or can be given to investors in the 2054 Senior Notes that any Eligible Projects selected to receive a disbursement of an amount equal to the net proceeds from the sale of the 2054 Senior Notes will meet any or all investor expectations or requirements regarding such “green” or other equivalently-labeled performance objectives, or that any adverse environmental or other impacts will not occur during the implementation of any Eligible Projects funded in whole or in part by the net proceeds from the sale of the 2054 Senior Notes.

There can be no assurance that use of proceeds of the 2054 Senior Notes to finance, in whole or in part, investments in or expenditures on one or more Eligible Projects will be suitable for the investment criteria of an investor.

We intend to disburse an amount equal to the net proceeds from the sale of the 2054 Senior Notes to finance, in whole or in part, investments in or expenditures on one or more Eligible Projects. We have significant flexibility in disbursing an amount equal to the net proceeds from the sale of the 2054 Senior Notes. There can be no assurance that an amount equal to the net proceeds from the sale of the 2054 Senior Notes will be totally or partially disbursed for any such Eligible Projects. Neither the terms of the 2054 Senior Notes nor the Senior Notes Indenture (as defined below) require us to use the proceeds as described under “Use of Proceeds”, and any failure by us to comply with the anticipated use of proceeds will not constitute a breach of or an event of default under the 2054 Senior Notes or the indenture governing the 2054 Senior Notes. None of the underwriters for this offering or the Trustee (as defined below) are responsible for assessing or verifying whether or not the Eligible Projects to which we disburse an amount equal to the net proceeds from the sale of the 2054 Senior Notes meet the criteria described under “Use of Proceeds” or for the monitoring of the use of such proceeds generally.

Prospective investors should carefully review the information set out in this prospectus supplement regarding the use of the proceeds from the sale of the 2054 Senior Notes and must determine for themselves the relevance of such information for the purpose of any investment in the 2054 Senior Notes together with any other investigation such investor deems necessary. In particular, we cannot assure you that the use of an amount equal to such net proceeds to finance, in whole or in part, investments in or expenditures on one or more Eligible Projects or any opinion or certification of any third party (whether or not solicited by us) that will be made available in connection with the issuance of the 2054 Senior Notes will satisfy (or will continue to satisfy), whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own bylaws or other governing rules or investment portfolio mandates, ratings mandates or other independent expectations, in particular with regard to any direct or indirect environmental or sustainability impact of any projects or uses, the subject of or related to, any Eligible Projects. Any failure by us to disburse an amount equal to the net proceeds from the sale of the 2054 Senior Notes to finance, in whole or in part, investments in or expenditures on one or more Eligible Projects or the failure of those investments or financings to satisfy investor expectations or requirements could materially and adversely affect the trading price of the 2054 Senior Notes or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

The trading price of the 2054 Senior Notes may be negatively affected to the extent that perception by investors of the suitability of the 2054 Senior Notes as “green” bonds deteriorates or demand for sustainability-themed investment products diminishes.

Perception by investors of the suitability of the 2054 Senior Notes as “green” bonds could be negatively affected by controversies involving the environmental or sustainability impact of our business or industry, evolving standards or market consensus as to what constitutes a “green” bond or the desirability of investing in “green” bonds or the suitability of the 2054 Senior Notes as “green” bonds no longer being in effect. Additionally, the Eligible Projects to which we intend to disburse an amount equal to the net proceeds from the sale of the 2054 Senior Notes have complex direct or indirect environmental or sustainability impacts, and adverse environmental impacts may occur during the design, construction and operation of such Eligible Projects. Such Eligible Projects may become controversial or criticized by activist groups or other stakeholders. Neither Puget Sound Energy, nor the underwriters, the Trustee or any regulatory body makes any representation as to the suitability of the 2054 Senior Notes to meet or fulfill environmental or sustainability criteria, expectations, impact or performance required by prospective investors, any third-party reviewer or opinion provider, or any stock exchange or securities market. The trading price of the 2054 Senior Notes may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by the investor or the market in general as to the suitability of this offering as “green” bonds. The trading price of the 2054 Senior Notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability or environmental or governance themed investing or for other reasons.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the 2034 Senior Notes in this offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $    million. We intend to use the net proceeds from the sale of the 2034 Senior Notes to pay down our outstanding commercial paper and for general corporate purposes.

As of March 31, 2024, we had approximately $340.0 million of commercial paper outstanding with a weighted average interest rate of approximately 5.6% per year and maturities of 28 to 36 days.

We estimate that the net proceeds we will receive from the sale of the 2054 Senior Notes in this offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $     million. An amount equal to or in excess of the net proceeds from the sale of the 2054 Senior Notes in this offering will be allocated to Eligible Projects, as defined below. Eligible Projects may include projects funded during the 24 months preceding the issue date of the 2054 Senior Notes and projects to be funded at any time following the issuance date of the 2054 Senior Notes up to 36 months after the issuance date.

We anticipate that the use of net proceeds from the sale of the 2054 Senior Notes in this offering will be in alignment with the four core components of the Green Bond Principles 2021 published by the International Capital Market Association (the “Green Bond Principles”). The Green Bond Principles are a set of voluntary guidelines that are intended to promote integrity in the green bond market by recommending transparency and disclosure. Puget Energy, Inc. (“Puget Energy”), the direct parent company of Puget Sound Energy, has published its Sustainable Financing Framework pursuant to which it and any of its subsidiaries, including Puget Sound Energy, propose to make debt offerings that align with the Green Bond Principles. In 2023, Puget Energy commissioned an outside consultant to conduct an external review of Puget Energy’s Sustainable Financing Framework and to issue a second party opinion on the Sustainable Financing Framework’s environmental credentials and its alignment with the Green Bond Principles, among other things. Neither the Sustainable Financing Framework, the second party opinion nor the information contained on such outside consultant’s website is and should be deemed a part of this prospectus supplement, the accompanying prospectus or any other document incorporated by reference herein or therein.

Eligible Projects

Eligible Projects are expenditures incurred and investments made related to development and acquisition of some or all of the following types of projects (collectively, the “Eligible Projects”):

1.	Renewable Energy

Construction, development, acquisition, expansion, operation, and maintenance of renewable energy projects that align with the Washington State Clean Energy Transformation Act definition and the following criteria, including:

•	Wind, solar (photovoltaic), geothermal(a), biomass that is derived from waste feedstock and hydropower(b) (including pumped storage)

•	Long-term renewable energy power purchase agreements (> 5 years)

•

Investments that increase the share of low carbon electricity in the grid by directly connecting renewable energy, such as connection of renewable energy generation, energy storage systems and battery systems, to increase renewable energy feed-in to the grid

Construction, development, acquisition, expansion, operation and maintenance of transmissions and distribution infrastructure that complies with at least one of the following:

•	Average system grid emissions factor below threshold of 100 gCO2e/kWh measured on a life cycle basis, over a rolling five-year period; or

•	> 67% of newly enabled generation capacity below the generation threshold value of 100 gCO2e/kWh measured on a life cycle basis, over a rolling 5-year period

2.	Energy Efficiency

Systems or technologies that increase energy efficiency and/or reduce energy consumption, such as smart grid technology(c), smart sensors, and automation systems (e.g., advanced metering infrastructure; advanced distribution management system)

Enhancements and/or upgrades to transmission lines, base stations, equipment or assets to avoid energy losses or reduce energy consumption

Programs to support customer energy efficiency incentive programs such as weatherization, caulking, insulation upgrades, and window replacements. Programs related to home appliances are excluded, except for replacement of traditional furnaces and air conditioning equipment with electric heat pumps.

3.	Clean Transportation

Acquisition, upgrade and roll out of dedicated low-carbon transport assets including:

•	Zero-emission vehicles

•	Supporting clean transportation infrastructure, including electric vehicle charging stations and the associated power delivery and distribution systems for charging stations

4.	Climate Change Adaptation

Investments related to enhancing resiliency and hardening in transmission and distribution networks to mitigate and adapt to the impact of climate change and extreme weather-related events and impacts e.g., severe windstorms, icing, wildfires, flooding, heat events, etc.

Investments for advanced monitoring equipment, information support systems, climate observation and early warning systems

Vulnerability assessments will be undertaken and adaptation plans developed for these investments, where applicable. Excludes any investment to transmission and distribution infrastructure that is directly connecting or expanding direct connection of power generation sources with GHG emissions > 100 gCO2e/kWh

5.	Biodiversity Conservation

Measures supporting the protection and restoration of biodiversity and terrestrial, aerial and aquatic local ecosystems including:

•	Natural habitat protection initiatives for biodiversity enhancement

•	Preservation of rare plant and animal species

•	Protection of fish passage, spawning and local species habitats

•	Investment in assets to increase fish, avian and other protected animal populations

6.	Water and Wastewater Management

Construction, acquisition, upgrade and/or maintenance of technologies or equipment that minimize water use and/or improve water use efficiency such as:

•	Collection, recycling or reuse of water, rainwater or wastewater

•	Water loss monitoring and management systems

•	Water metering to support conservation initiatives including wastewater controls at station sites and operating facilities

•	Excludes any water or wastewater projects associated with fossil fuel-related facilities

7.	Pollution Prevention and Control

Systems, technologies and equipment that reduce air pollutant emissions and control GHG emissions such as the retrofit of transmission infrastructure for low-carbon gases

8.	Green Innovation

Investment in development of low-carbon technologies and pilot and innovative projects, such as RNG, green hydrogen and low carbon fuels. Such fuels will have a lifecycle GHG emissions of < 100 gCO2e/kWh.

(a)	Geothermal projects must meet emissions threshold of <100gCO2e/kWh

(b)

Hydropower projects must be run of river or > 25 MW. Projects in operation before 2020 must have a power density > 5 W/m2; projects in operation in 2020 or after must have a power density of > 10 W/m2. Includes refurbishment of existing hydro facilities provided the size of the dam or reservoir is not increased. Power density requirements also apply to pumped storage. New pumped hydro projects will have associated environmental and social impact assessment by credible body indicating no significant risk, controversy or expected negative impact.

(c)

Smart grid elements may include the advanced use of digital information relating to electricity use, costs, prices, time-of-use, nature of use, and storage and delivery signals to allow end use load device automation, controlling and managing electricity demand, managing congestion, voltage control, operating reserves and frequency regulation. Load device automation increases the overall efficiency of the system and voltage optimization allows for a reduction in voltage where it does not affect the end use, resulting in reduced overall energy use. Smart grid investments are fundamental to integration of demand response and distributed energy resources and enhanced grid reliability.

Management of Net Proceeds

An amount equal to the net proceeds from the sale of the 2054 Senior Notes will be deposited to our general account and will be earmarked for allocation to Eligible Projects in accordance with our Sustainable Financing Framework. All relevant information regarding the issuance of the 2054 Senior Notes and the Eligible Projects financed by such 2054 Senior Notes will be kept in a Sustainable Financing Register, a tracking document prepared internally in order to monitor ongoing spending levels and to manage the allocation of an amount equal to the net proceeds. Any projects that become no longer eligible will be substituted as soon as practical once an appropriate substitution option has been identified, on a best-efforts basis.

We intend to utilize the net proceeds from the sale of the 2054 Senior Notes for Eligible Projects funded during the 24 months preceding the date of issuance of the 2054 Senior Notes and within 36 months of the date of issuance of the 2054 Senior Notes. Prior to allocation, net proceeds may be utilized, in part or in full, for repayment of short-term indebtedness such as credit facilities or commercial paper, as described in more detail above, or held in cash or cash equivalents.

Payment of principal and interest on the 2054 Senior Notes will be made from our general funds and will not be directly linked to the performance of any Eligible Projects.

Process for Project Evaluation and Selection

Our ESG/Sustainability Executive Committee, comprised of members of different business units, will evaluate and approve Eligible Projects that align with the Sustainable Financing Framework. Eligible Projects will be evaluated for alignment with the Sustainable Financing Framework, our sustainability objectives and internal policies and guidelines including environmental and social risks in line with our environmental and social policies and procedures.

Reporting

We commit to publish an annual report addressing the allocation of funds and impact reporting, where feasible, to ensure transparency and will provide the following information on the Sustainability Reporting page of our corporate website:

•	the amount of net proceeds allocated to each Eligible Project either individually or by category;

•	the balance of unallocated proceeds that remain outstanding at the end of the reporting period;

•	the share of proceeds used for financing versus refinancing;

•	brief descriptions of selected Eligible Projects; and

•	where feasible, quantitative and/or qualitative impact metrics.

We will also provide on the Sustainability Reporting page of our corporate website (1) a report with an assertion by management regarding the amounts allocated or disbursed for Eligible Projects during the reporting period and (2) an external verification of the allocation of the proceeds, which will be carried out by an external party on an annual basis until full allocation of proceeds. The Company will seek a limited assurance over the allocation of proceeds.

Information contained on our website or any website of Puget Energy is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other documents incorporated by reference herein and therein. Neither the 2054 Senior Notes nor the Senior Note Indenture require Puget Sound Energy to use the net proceeds from the sale of the 2054 Senior Notes as described above, and any failure of Puget Sound Energy to comply with the foregoing will not constitute a breach of or a default under the 2054 Senior Notes or the Senior Note Indenture. The above description of the use of proceeds from the sale of the 2054 Senior Notes is not intended to modify or add any covenant or contractual obligation undertaken by Puget Sound Energy under the 2054 Senior Notes or the Senior Note Indenture.

DESCRIPTION OF THE SENIOR NOTES

The following description of the  % Senior Notes due    , 2034, or 2034 Senior Notes, and the   % Senior Notes due    , 2054, or 2054 Senior Notes and, together with the 2034 Senior Notes, the Senior Notes, supplements the more general description of the senior notes that appears in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls. You should read this section together with the section called “Description of Securities” in the accompanying prospectus. The 2034 Senior Notes and the 2054 Senior Notes will each be issued as a separate series of senior notes under the senior note indenture, dated as of December 1, 1997, as previously modified and supplemented, between Puget Sound Energy and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) (as so modified and supplemented, the “Senior Note Indenture”). Other than as described below, provisions of the Senior Note Indenture are more fully described in the section called “Description of Securities—Description of the Senior Notes” in the accompanying prospectus. We qualify the description of the Senior Notes by reference to the Senior Note Indenture.

General

The 2034 Senior Notes will initially be limited in aggregate principal amount to $     , and the 2054 Senior Notes will initially be limited in aggregate principal amount to $    . The entire principal amount of the 2034 Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on    , 2034. The entire principal amount of the 2054 Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on    , 2054. The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues of Senior Notes and Additional Indebtedness

The Senior Note Indenture does not limit the aggregate principal amount of senior notes that we may issue. We may from time to time, without the consent of the holders of existing senior notes (including the Senior Notes), issue additional senior notes. Additional senior notes may have the same or different terms and conditions as the Senior Notes.

We may, without the consent of the holders of a series of the Senior Notes, issue additional senior notes of the same series having the same ranking and interest rate, maturity and other terms as such series of the Senior Notes offered hereby (except for the issue price, issue date and, if applicable, the first payment of interest thereon); provided, however, that such additional senior notes must be fungible with the applicable series of the Senior Notes offered hereby for U.S. federal income tax purposes, and any such additional senior notes issued in this manner will be consolidated with, and will form a single series of senior notes under the Senior Note Indenture with, such Senior Notes offered hereby. As of March 31, 2024, we had approximately $5.1 billion in aggregate outstanding principal amount of senior notes under the Senior Note Indenture.

There are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem the Senior Notes or that otherwise protect you, as a holder of Senior Notes, in the event that we incur substantial additional indebtedness.

Interest

Each 2034 Senior Note shall bear interest at the rate of    % per annum from the date of original issuance, payable semiannually in arrears on    and    of each year to the person in whose name the 2034 Senior Note is registered at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Each 2054 Senior Note shall bear interest at the rate of    % per annum from the date of original issuance, payable semiannually in arrears on    and    of each year to the person in whose name the

2054 Senior Note is registered at the close of business on the fifteenth calendar day prior to the applicable interest payment date. The initial interest payment date for the 2034 Senior Notes and 2054 Senior Notes is      , 2024. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months and shall be computed at a fixed rate until maturity. In the event that any date on which interest is payable on the Senior Notes is not a “business day,” then payment of the interest payable on that date will be made on the next “business day” (and without any interest or other payment in respect of the delay). The term “business day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in New York, New York, or in the city where the corporate trust office of the Trustee is located, are obligated or authorized by law or executive order to close.

Security

At the time we issue any of the 2034 Senior Notes, we will simultaneously deliver to the Trustee, as security for the 2034 Senior Notes,    % Pledged First Mortgage Bonds due    , 2034, issued under our existing electric utility mortgage indenture. At the time we issue any of the 2054 Senior Notes, we will simultaneously deliver to the Trustee, as security for the 2054 Senior Notes,    % Pledged First Mortgage Bonds due    , 2054, issued under our existing electric utility mortgage indenture. The applicable pledged electric utility mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the 2034 Senior Notes or the 2054 Senior Notes, as applicable.

As provided in the Senior Note Indenture and the supplemental indenture to the electric utility mortgage indenture, which sets forth the terms of the pledged electric utility mortgage bonds, our obligation to make payments with respect to the principal of, premium or interest on the pledged electric utility mortgage bonds will be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment is due, the then due principal of, premium or interest on the Senior Notes are fully or partially paid or we have deposited with the Trustee pursuant to the Senior Note Indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, or interest on the Senior Notes.

Until the substitution date (as described in the next paragraph), any additional series of senior notes issued under the Senior Note Indenture will be similarly secured by one or more series of our pledged first mortgage bonds from either or both of our existing mortgage bond indentures.

The “substitution date” will be the date that all of our first mortgage bonds under both of our existing mortgage bond indentures (other than pledged first mortgage bonds securing senior notes) have been retired through payment, redemption or otherwise. On the substitution date, the Trustee will surrender and return to us all pledged first mortgage bonds securing any outstanding senior notes, we shall discharge both of our existing mortgage bond indentures and we will deliver to the Trustee substitute pledged first mortgage bonds to be issued under a new mortgage indenture. As a result, as of the substitution date, the then-outstanding senior notes (including the Senior Notes offered hereby), and any future series of senior notes issued pursuant to the Senior Note Indenture, will be secured by substitute pledged first mortgage bonds.

A lien on certain of our property will secure each series of pledged first mortgage bonds that in turn secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the Trustee will surrender to us for cancellation any equal principal amount of the related series of pledged first mortgage bonds. We will not permit the total principal amount of pledged first mortgage bonds securing senior notes held by the Trustee to be less than the total principal amount of senior notes outstanding.

Optional Redemption

Prior to     , 20 , (the “2034 Par Call Date”), we may redeem the 2034 Senior Notes in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Senior Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus   basis points less (b) interest accrued to the redemption date; and

•	100% of the principal amount of the 2034 Senior Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after the 2034 Par Call Date, we may redeem the 2034 Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of 2034 Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to     , 20 , (the “2054 Par Call Date”), we may redeem the 2054 Senior Notes in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Senior Notes matured on the 2054 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus   basis points less (b) interest accrued to the redemption date; and

•	100% of the principal amount of the 2054 Senior Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after the 2054 Par Call Date, we may redeem the 2054 Senior Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of 2054 Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of the optional redemption provisions, the following term has the following meaning:

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

•	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2034 Par Call Date or the 2054 Par Call Date, as applicable (the “Remaining Life”); or

•	if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the 2034 Par Call Date or the 2054 Par Call Date, as applicable, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

•

if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this clause, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2034 Par Call Date or the 2054 Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2034 Par Call Date or the 2054 Par Call Date, as applicable, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding the 2034 Par Call Date or the 2054 Par Call Date, as applicable, and one with a maturity date following such Par Call Date, as applicable, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the 2034 Par Call Date or the 2054 Par Call Date, as applicable, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Trustee shall have no obligation or duty whatsoever to determine, or to verify our calculations of, the redemption price.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of such series of Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on such series of Senior Notes or portions thereof called for redemption.

Book-Entry; Delivery and Form

The Senior Notes will trade through The Depository Trust Company (“DTC”). Each of the 2034 Senior Notes and the 2054 Senior Notes are represented by one or more fully registered global certificates. Each global certificate is deposited with the Trustee as custodian for DTC and is registered in the name of DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial

Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct or Indirect Participants are on file with the Securities and Exchange Commission (“SEC”). More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s Money Market Instrument procedures. Under its usual procedures, DTC mails an omnibus proxy to Puget Sound Energy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal, interest or premium, if any, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Puget Sound Energy or its agent on the payable date in accordance with their respective holdings shown on DTC’s records.

Payments by Direct Participants or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that Direct Participant or Indirect Participant and not of DTC, Puget Sound Energy or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest or premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Puget Sound Energy or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Senior Notes at any time by giving reasonable notice to Puget Sound Energy or its agent. Under these circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

Puget Sound Energy may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we nor the underwriters take any responsibility for the accuracy thereof.

Neither we nor the underwriters have any responsibility for the performance by DTC or its Direct Participants or Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking S.A. (“Clearstream”) participants and/or Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear System”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear System participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Senior Notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Senior Notes settled during such processing will be reported to the relevant Euroclear System participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear System as a result of sales of the Senior Notes by or through a Clearstream participant or a Euroclear System participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Senior Notes among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Concerning the Trustee

U.S. Bank Trust Company, National Association serves as the Trustee under the Senior Note Indenture and as the electric utility mortgage trustee under the electric utility mortgage indenture. U.S. Bank Trust Company, National Association also serves as the issuing and paying agent for our commercial paper program, and is a lender under our credit facility.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations generally applicable to the purchase, ownership and disposition of the Senior Notes. It is included herein for general information only and does not address every aspect of the income or other tax laws that may be relevant to investors in the Senior Notes in light of their personal circumstances or that may be relevant to certain types of investors subject to special treatment under United States federal income tax laws (for example, financial institutions, former citizens or residents of the United States, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax, investors in partnerships or other pass-through entities or arrangements, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Senior Notes being taken into account in an applicable financial statement). In addition, this summary does not address the effect of United States federal alternative minimum tax, or any state, local or foreign tax laws that may be applicable to a particular holder and does not consider any aspects of United States federal tax law other than income taxation. This discussion is limited to initial purchasers of the Senior Notes issued pursuant to this prospectus supplement who purchase the Senior Notes for an amount of cash equal to their offering price and who hold the Senior Notes as capital assets under Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a “synthetic security” or other similar financial transaction. Persons considering the purchase, ownership or disposition of the Senior Notes should consult their tax advisors concerning the United States federal tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, existing and proposed Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Senior Notes or that any such position would not be sustained. For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Senior Notes that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to the United States federal income tax regardless of source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for United States federal income tax purposes) that is not a U.S. Holder.

If a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes owns any of the Senior Notes, the United States federal income tax treatment of a partner or an equity interest owner of such other entity generally will depend upon the status of the partner or owner and the activities of the partnership or other entity. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership holding any of the Senior Notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the Senior Notes.

Effect of Certain Contingencies

In certain circumstances, we may pay amounts at times other than on the scheduled interest payment dates or the maturity date (see “Description of the Senior Notes—Optional Redemption”). These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Although the issue is not free from doubt, we intend to take the position that the possibility of such payments does not result in the Senior Notes being treated as contingent payment debt instruments under applicable Treasury regulations.

Our determination that the Senior Notes are not contingent payment debt instruments is binding on a beneficial owner of the Senior Notes unless the beneficial owner discloses a contrary position to the IRS in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS. If the IRS were to challenge successfully our determination and the Senior Notes were treated as contingent payment debt instruments, beneficial owners of the Senior Notes would be required, among other things, (a) to accrue ordinary interest income, regardless of their method of tax accounting, based on a projected payment schedule and comparable yield, which will be a higher rate than the stated interest rate on the Senior Notes, and (b) to treat as ordinary income, rather than capital gain, all or a portion of any gain recognized on a sale, exchange or other taxable disposition of a Senior Note. The remainder of this discussion assumes that the Senior Notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

If the Senior Notes are issued at a discount, any such discount is expected to be less than the statutorily defined de minimis amount of original issue discount. Accordingly, in such case, interest on the Senior Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes. The following discussion assumes the Senior Notes will be issued without, or with less than, the statutorily defined de minimis amount of original issue discount.

Sale, Exchange, Redemption or Other Taxable Disposition of Senior Notes

Upon the sale, exchange, redemption or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income, as discussed above) and (2) such holder’s adjusted tax basis in such Senior Note. A U.S. Holder’s adjusted tax basis in a Senior Note generally will equal the amount paid for the Senior Note less any principal repayments previously received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Senior Note for more than one year at the time of such disposition. Long-term capital gains of certain noncorporate U.S. Holders currently are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

U.S. Holders that are not corporations generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold amount. A U.S. Holder’s net investment income generally will include any income or gain recognized by such holder with respect to the Senior Notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is not a corporation should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Senior Notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussions of FATCA and backup withholding below, payments of interest on the Senior Notes to a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on the Senior Notes in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if an applicable income tax treaty applies, is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder), and (4) the Non-U.S. Holder provides appropriate documentation, generally a completed IRS Form W-8BEN-E or W-8BEN (or other applicable form), establishing that the Non-U.S. Holder is not a “United States person” within the meaning of the Code.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder generally will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Senior Notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty applies, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder). If interest on the Senior Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder), such interest generally will be subject to United States federal income tax on a net income basis at the rate applicable to United States persons (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of Senior Notes

Subject to the discussions of FATCA and backup withholding below, and except with respect to accrued but unpaid interest (which may be subject to tax as described above under the heading “Payments of Interest”), any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the Senior Notes generally will not be subject to United States federal income or withholding tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder generally will be subject to a 30% tax (or such lower rate specified by any applicable income tax treaty) on the excess, if any, of such gain plus all other United States source capital gains recognized during the same taxable year over the Non-U.S. Holder’s United States source capital losses recognized during such taxable year.

Foreign Accounts Tax Compliance Act (“FATCA”)

Under Sections 1471 to 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest on, and (subject to the proposed Treasury regulations discussed below) the gross proceeds from the sale, retirement or other disposition of, Senior Notes paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds from the sale, retirement or other disposition of, Senior Notes. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. Prospective investors should consult their tax advisors regarding FATCA.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting on payments of interest made by us on, or the proceeds of the sale, retirement or other disposition of, the Senior Notes unless the U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to United States federal backup withholding (at a rate of 24%) if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting and certification requirements. Payments of interest made by us to a Non-U.S. Holder generally will be reported annually to the IRS regardless of whether withholding was reduced or eliminated by the portfolio interest exemption or an applicable income tax treaty. Copies of the information returns reflecting interest in respect of the Senior Notes also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement. A Non-U.S. Holder generally will not be subject to additional information reporting or backup withholding with respect to payments on the Senior Notes or to information reporting or backup withholding with respect to the proceeds from the sale, retirement or other disposition of the Senior Notes so long as the holder has furnished the payor or broker a valid applicable IRS Form W-8 or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be allowable as a refund or credit against the holder’s United States federal income tax, provided that the required information is timely furnished to the IRS.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for which BofA Securities, Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., and U.S. Bancorp Investments, Inc. are acting as representatives (the “Representatives”)) and each of the other underwriters has, severally, and not jointly, agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

Underwriters	Principal Amount of 2034 Senior Notes	Principal Amount of 2054 Senior Notes
BofA Securities, Inc.	$	$
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Total	$	$

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance of the Senior Notes and subject to the underwriters’ right to reject any order in whole or in part.

Senior Notes of each series sold by the underwriters to the public will initially be offered at the applicable price to the public set forth on the cover of this prospectus supplement. Any Senior Notes sold by the underwriters to securities dealers may be sold at a discount from the applicable price to the public of up to    % of the principal amount of the 2034 Senior Notes and    % of the principal amount of the 2054 Senior Notes. Any such securities dealers may resell any Senior Notes purchased from the underwriters to certain other brokers or dealers at a discount from the applicable price to the public of up to    % of the principal amount of the 2034 Senior Notes and    % of the principal amount of the 2054 Senior Notes.

The expenses of the offering, not including the underwriting discount, are estimated to be $    million and are payable by us.

We have agreed not to sell or transfer any similar term debt securities that are substantially similar to the Senior Notes for 14 days after the date of this prospectus supplement without first obtaining the written consent of the Representatives. Specifically, we have agreed not to directly or indirectly:

•	sell, issue, offer or contract to sell any substantially similar debt securities,

•	grant any option for the sale of any substantially similar debt securities, or

•	otherwise transfer or dispose of any substantially similar debt securities.

Prior to the offering, there has been no public market for the Senior Notes. We do not intend to apply for listing of the Senior Notes on any securities exchange or seek their quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Senior Notes. The underwriters are not and will not be obligated to make a market in the Senior Notes, however, and may cease market-making activities, if commenced, at any time for any reason and without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Short Positions

In connection with this offering and in compliance with applicable law and industry practice, the underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate’s short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

Other Relationships

Certain of the underwriters or their affiliates have engaged or may, from time to time, engage in transactions with and/or have performed or may, from time to time, perform investment banking, corporate trust and other financial services for us and our affiliates in the ordinary course of business, including providing us with cash management services or acting as lender under our credit facility or dealers under our commercial paper program. They have received and may in the future receive customary fees and commissions for these transactions. In particular, affiliates of the underwriters are lenders under our credit facility. In addition, U.S. Bank Trust Company, National Association, an affiliate of U.S. Bancorp Investments, Inc., is the trustee under the Senior Notes Indenture.

In addition, in the ordinary course of their business activities, certain of the underwriters or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading price of the Senior Notes offered hereby. The underwriters or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Extended Settlement

We expect to deliver the Senior Notes against payment for the Senior Notes on or about     , 2024, which will be the    business day following the date of the pricing of the Senior Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of pricing or the next succeeding business days will be required, by virtue of the fact that the Senior Notes initially will settle in T+   , to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Senior Notes who wish to trade the Senior Notes on the date of pricing or the next succeeding       business days should consult their own advisors.

Conflicts of Interest

A portion of the net proceeds from the sale of the Senior Notes will be used to repay our outstanding commercial paper. To the extent any of the underwriters or their affiliates own our commercial paper, such party could receive at least 5.0% of the net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Senior Notes in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions

Notice to Prospective Investors in Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended, the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared. Offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Senior Notes in any Member State of the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and any Senior Notes to be offered so as to enable an investor to decide to purchase any Senior Notes.

Notice to Prospective Investors in the United Kingdom

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation 2017/1129/EU as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Senior Notes in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any Senior Notes to be offered so as to enable an investor to decide to purchase any Senior Notes.

Each person in the UK who receives any communication in respect of, or who acquires any Senior Notes under, the offer to the public contemplated in this prospectus supplement or to whom the Senior Notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires Senior Notes is (i) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (ii) not a retail investor.

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) subsequently offering, selling or recommending the Senior Notes is responsible for undertaking its own target market assessment in respect of the Senior Notes and determining appropriate distribution channels. Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

In the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons (i) who are “qualified investors” (as defined in the UK Prospectus Regulation), (ii) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (iii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the Senior Notes in the UK within the meaning of the FSMA. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus do not constitute nor are they intended to be an offer or invitation to the public in Hong Kong to acquire the Senior Notes. The Senior Notes have not been, and may not and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Senior Notes has been, may be or will be issued, or has been, may be, or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, endorsed or approved by any Hong Kong regulatory authorities, including the Securities and Futures Commission and the Companies Registry of Hong Kong and neither have they been nor will they be registered with the Registrar of Companies in Hong Kong. The Senior Notes may not be offered for subscription to members of the public in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any contents of this prospectus supplement and the accompanying prospectus, you should obtain independent professional advice. Each person acquiring the Senior Notes will be required, and is deemed by the acquisition of the Senior Notes, to confirm that such person is aware of the restriction on offers of the Senior Notes described in this prospectus supplement, the accompanying prospectus and the relevant offering documents and that such person is not acquiring, and has not been offered any Senior Notes in circumstances that contravene any such restrictions and that such person has complied with all relevant laws, rules and regulations applicable to it/him/her and the jurisdiction(s) where such person or its/his/her assets are located.

Notice to Prospective Investors in Japan

This offering of the Senior Notes has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended; the “FIEA”). Accordingly, the Senior Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Taiwan

The Senior Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, Republic of China and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered, issued or sold within Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange

Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the offering of the Senior Notes in Taiwan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, 2001 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Senior Notes pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA;

(2)

(in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(c)(ii) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA;

(3)	where no consideration is or will be given for the transfer;

(4)	where the transfer is by operation of law;

(5)	as specified in Section 276(7) of the SFA; or

(6)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) Securities and Securities-based Derivative Contracts Regulations 2018 of Singapore.

Singapore SFA Product Classification— Solely for the purposes of our obligations pursuant to section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the Senior Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Senior Notes. The Senior Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Senior Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Senior Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Senior Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Accordingly, the Senior Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the Senior Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

LEGAL MATTERS

The validity of the Senior Notes and certain matters relating thereto will be passed upon, on behalf of Puget Sound Energy, by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon on behalf of the underwriters by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The financial statements of Puget Sound Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Puget Sound Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Puget Sound Energy files reports and other information with the SEC. These SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit certain information included in the registration statement. For a more complete understanding about us and the Senior Notes we are offering, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file or furnish separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that Puget Sound Energy has filed previously with the SEC. These documents contain important information about Puget Sound Energy and its finances.

•	Puget Sound Energy’s Annual Report on Form 10-K for the year ended December 31, 2023;

•	Puget Sound Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024; and

•	Puget Sound Energy’s Current Reports on Form 8-K filed February 8, 2024 and March 13, 2024.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement.

The documents filed by Puget Sound Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold are also incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning Puget Sound Energy at the following address:

Investor Relations

Puget Sound Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

PROSPECTUS

Puget Sound Energy, Inc.

$1,400,000,000

SENIOR NOTES

Puget Sound Energy, Inc. may offer, on one or more occasions, up to $1,400,000,000 of secured senior notes (the “Senior Notes”). The amount, price and terms will be determined at or prior to the time of sale.

Each time we offer any of these securities, we will set forth the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in the offering of the securities, the compensation of these parties and any other special terms of the offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

Our executive office is located at 355 110th Ave NE, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2022.

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from or additional to that contained in this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the senior notes, and, if given or made, such information or representations must not be relied upon as having been authorized by Puget Sound Energy. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Puget Sound Energy, Inc. since the date hereof of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or “Commission”), using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about Puget Sound Energy, Inc. or the securities described in this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement when making your investment decision. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Puget Sound Energy,” “we,” “us” and “our” are to Puget Sound Energy, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “will likely result,” or “will continue” or the negative of those terms or comparable terminology.

Forward-looking statements reflect our current expectations and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties. However, there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus, some important factors that could cause our actual results or outcomes to differ materially from past results and those discussed in the forward- looking statements include:

•	Governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington

Commission), that may affect our ability to recover costs and earn a reasonable return, including but not limited to disallowance or delays in the recovery of capital investments and operating costs and discretion over allowed return on investment;

•

Changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or by products of electric generation (including coal ash or other substances), natural resources, and fish and wildlife (including the Endangered Species Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•

Changes in tax law, related regulations or differing interpretation, or enforcement of applicable law by the Internal Revenue Service (IRS) or other taxing jurisdiction; and Puget Sound Energy’s ability to recover costs in a timely manner arising from such changes;

•	Inability to realize deferred tax assets and use production tax credits (PTCs) due to insufficient future taxable income;

•

Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, fires, extreme weather conditions, landslides, and other acts of God, terrorism, asset-based or cyber-based attacks, pandemic or similar significant events, which can interrupt service and lead to lost revenue, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials and impose extraordinary costs;

•

The impact of widespread health developments, including the global Coronavirus Disease 2019 (COVID-19) pandemic, and responses to such developments (such as voluntary and mandatory quarantines, government stay at home orders, restrictions on travel, commercial, social and other activities, and the impact of vaccination mandates on employee and vendor staffing levels) could materially and adversely affect, among other things, electric and natural gas demand, customers’ ability to pay, supply chains, availability of skilled work-force, contract counterparties, liquidity and financial markets;

•	Commodity price risks associated with procuring natural gas and power in wholesale markets from creditworthy counterparties;

•

Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede Puget Sound Energy’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to Puget Sound Energy from its suppliers;

•

Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to Puget Sound Energy from its suppliers;

•

The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations or the decision of companies in the Western Interconnection to join such markets) or other related federal initiatives;

•

Puget Sound Energy electric or natural gas distribution system failure, blackouts or large curtailments of transmission systems (whether Puget Sound Energy’s or others’), or failure of the interstate natural gas pipeline delivering to Puget Sound Energy’s system, all of which can affect Puget Sound Energy’s ability to deliver power or natural gas to its customers and generating facilities;

•

Electric plant generation and transmission system outages, which can have an adverse impact on Puget Sound Energy’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

•	The ability to restart generation following a regional transmission disruption;

•	The ability of a natural gas or electric plant to operate as intended;

•	Changes in climate, weather conditions, or sustained extreme weather events in the Pacific Northwest, which could have effects on customer usage and Puget Sound Energy’s revenue and expenses;

•

Regional or national weather, which could impact Puget Sound Energy’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and the cost of procuring such supplies;

•	Variable hydrological conditions, which can impact streamflow and Puget Sound Energy’s ability to generate electricity from hydroelectric facilities;

•	Variable wind conditions, which can impact Puget Sound Energy’s ability to generate electricity from wind facilities;

•	The ability to renew contracts for electric and natural gas supply and the price of renewal;

•	Industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

•	General economic conditions in the Pacific Northwest, which may impact customer consumption or affect Puget Sound Energy’s accounts receivable;

•

The loss of significant customers, changes in the business of significant customers or the condemnation of Puget Sound Energy’s facilities as a result of municipalization or other government action or negotiated settlement, which may result in changes in demand for Puget Sound Energy’s services;

•

The failure of information systems or the failure to secure information system data, which may impact the operations and cost of Puget Sound Energy’s customer service, generation, distribution and transmission;

•	Opposition and social activism that may hinder Puget Sound Energy’s ability to perform work or construct infrastructure;

•	Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•

Employee workforce factors including strikes; work stoppages; absences due to pandemics, accidents, natural disasters or other significant, unforeseeable events; availability of qualified employees or the loss of a key executive;

•	The ability to obtain insurance coverage, the availability of insurance for certain specific losses, and the cost of such insurance;

•	Changes in Puget Sound Energy’s credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Sound Energy generally;

•

Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of Puget Sound Energy’s retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder; and

•

Recent laws proposed or passed by various municipalities in Puget Sound Energy’s service territory, including Seattle, seek to reduce or eliminate the use of natural gas in various contexts, such as for space, cooking, and water heating in new commercial and multifamily buildings. Such laws may impact operations due to costs and delays from incremental permitting and other requirements that are outside Puget Sound Energy’s control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as the “Risk Factors” in any prospectus supplement accompanying this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We and our parent, Puget Energy, Inc. (“Puget Energy”), each file reports and other information with the SEC. Such material may also be accessed electronically by means of the SEC’s website on the Internet at http://www.sec.gov. Additionally, Puget Sound Energy’s and Puget Energy’s reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available or may be accessed free of charge at the Company’s website, www.pugetenergy.com. The information on the Company’s website is not incorporated into this prospectus.

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

SEC Filings (File No. 1-4393)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2021
• Quarterly Reports on Form 10-Q	Quarters ended March 31, 2022 and June 30, 2022
• Current Reports on Form 8-K	Filed May 6, 2022, May 23, 2022 and July 1, 2022

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information and related exhibits “furnished” to the SEC) after the date of the initial registration statement, including any documents filed prior to the date on which the registration statement becomes effective, and prior to the termination of all offerings made pursuant to this prospectus are also incorporated by reference into this prospectus.

Security holders can obtain any document incorporated by reference in this prospectus from us without charge (excluding any exhibits to those documents, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge) by requesting it in writing or by telephone from us at:

Treasury Department

Puget Sound Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

PUGET SOUND ENERGY, INC.

Puget Sound Energy, Inc. is a public utility incorporated in the state of Washington that furnishes electric and natural gas services in a territory covering approximately 6,000 square miles, primarily in the Puget Sound region.

Our executive office is located at 355 110th Ave NE, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363.

RISK FACTORS

The purchase of the securities offered by this prospectus involves various risks. In considering whether to purchase the securities offered by this prospectus, you should carefully consider all the information we have included or incorporated by reference in this prospectus and any prospectus supplement. In particular, you should carefully consider each of the risks described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus and those that may be included in the applicable prospectus supplement, together with all the other information included or incorporated by reference in this prospectus and any prospectus supplement.

USE OF PROCEEDS

As will be more specifically set forth in the applicable prospectus supplement, we will use the net proceeds from the sale of senior notes offered hereby for our general corporate purposes, including capital expenditures, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

DESCRIPTION OF SECURITIES

Description of the Senior Notes

The senior notes will be issued under that certain Indenture dated as of December 1, 1997 between Puget Sound Energy and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as supplemented which we refer to as the “senior note indenture.” Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be U.S. Bank National Association. The senior note indenture is sometimes referred to in this prospectus as an “indenture.”

The following briefly summarizes the material provisions of the indenture and the senior notes. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the indenture may also be obtained from Puget Sound Energy or the trustee.

The senior note indenture does not limit the aggregate principal amount of senior notes that we may issue. We may from time to time, without the consent of the existing holders of senior notes, issue additional senior notes. As of the date of this prospectus, we have approximately $4.6 billion in aggregate outstanding principal amount of senior notes under the senior note indenture.

The indenture provides that senior notes of Puget Sound Energy may be issued in one or more series, with different terms, as authorized on one or more occasions by Puget Sound Energy.

The applicable prospectus supplement relating to any series of senior notes will describe the following terms, where applicable:

•	the title of the senior notes;

•	the total principal amount of the senior notes;

•	the percentage of the principal amount at which the senior notes will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the senior notes will be made;

•	the terms and conditions on which the senior notes may be redeemed at the option of Puget Sound Energy;

•

any obligation of Puget Sound Energy to redeem, purchase or repay the senior notes at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of Puget Sound Energy’s obligations relating to the senior notes by deposit of funds or United States government obligations;

•	whether the senior notes are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the indenture described in this prospectus that do not apply to the senior notes;

•

any additional amounts with respect to the senior notes that Puget Sound Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget Sound Energy to redeem the senior notes rather than pay these additional amounts;

•	any additional events of default; and

•	any other specific terms of the senior notes.

Federal income tax consequences and other special considerations applicable to any senior notes issued by Puget Sound Energy at a discount will be described in the applicable prospectus supplement.

Senior notes may be presented for exchange. Registered senior notes may be presented for registration of transfer at the offices of the trustee and, subject to the restrictions set forth in the senior notes and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the indenture.

Distributions of the senior notes in registered form will be made at the office or agency of the trustee in its designated office. However, at the option of Puget Sound Energy, payment of any interest may be made by check or wire transfer. Payment of any interest due on senior notes in registered form will be made to the persons in whose names the senior notes are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

Security; Substitution Date

Until the substitution date (as described in the next paragraph), the senior notes will be secured by one or more series of Puget Sound Energy’s first mortgage bonds from either or both of Puget Sound Energy’s current first mortgage indentures issued and delivered by Puget Sound Energy to the senior note trustee. Upon the issuance of a series of senior notes prior to the substitution date, Puget Sound Energy will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount, as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Puget Sound Energy to the senior note trustee of principal of, and interest and/or any premium on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Puget Sound Energy’s obligations with respect to principal of, and interest and/or any premium on, the corresponding senior notes.

The “substitution date” will be the date that all first mortgage bonds of Puget Sound Energy issued and outstanding under its electric utility mortgage indenture with U.S. Bank National Association and its gas utility mortgage indenture with The Bank of New York Mellon Trust Company, N.A. other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise.

A lien on certain property owned by Puget Sound Energy will secure each series of first mortgage bonds that secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Puget Sound Energy for cancellation an equal principal amount of the related series of first mortgage bonds. Puget Sound Energy will not permit, at any time prior to the substitution date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding.

As required under the senior note indenture, particularly as amended by the Fifth Supplemental Indenture dated as of May 23, 2018, on the substitution date, the Company will deliver to the senior note trustee pledged substitute mortgage bonds under a substitute mortgage in an aggregate principal amount equal to the aggregate principal amount of senior notes outstanding on the substitution date, in separate series and issues corresponding to the series and issues of the senior notes outstanding on the substitution date, with the same state rate of interest, interest payment dates, stated maturity date and redemption provisions.

Events of Default

The following constitute events of default under senior notes of any series:

•	failure to pay interest on any senior note of the series when due for 30 days;

•

failure to perform any other covenant or agreement of Puget Sound Energy in the senior notes of the series for 90 days after written notice to Puget Sound Energy by the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes;

•

prior to the substitution date, a default occurs under the gas utility mortgage and the gas utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes of the series give notice of the default to the senior note trustee;

•

prior to the substitution date, a default occurs under the electric utility mortgage and the electric utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes of the series give notice of the default to the senior note trustee;

•

if any substitute mortgage bonds are outstanding, a default occurs under the substitute mortgage and the trustee under the substitute mortgage or the holders of at least a majority in total principal amount of the outstanding senior notes of the series give notice of the default to the senior note trustee; and

•	events of bankruptcy, insolvency or reorganization of Puget Sound Energy specified in the senior note indenture.

If an event of default occurs and is continuing, either the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes of a series may declare the principal amount of all senior notes of the series to be due and payable immediately.

The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of a series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of at least a majority in total principal amount of the outstanding senior notes of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee with respect to the series, or of exercising any trust or power conferred on the senior note trustee with respect to the series. The holders of at least a majority in principal amount of the outstanding senior notes of a series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of the series.

No holder of senior notes of a series may institute any action against Puget Sound Energy under the senior note indenture unless:

•	that holder gives to the senior note trustee advance written notice of default and its continuance;

•

the holders of not less than a majority in total principal amount of senior notes of the series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

Furthermore, no holder of senior notes of a series will be entitled to institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders of senior notes of the series.

Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of that series notice of the default if known to the senior note trustee, unless cured or waived. The senior note trustee may withhold the notice if it determines in good faith that it is in the interest of the holders to do so except in the case of default in the payment of principal of, and interest and/or any premium on, any senior notes of the series. Puget Sound Energy is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing the certificate, Puget Sound Energy is in compliance with the conditions and covenants under the senior note indenture.

Modification

Except as provided in the paragraph below, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture with respect to a series without the consent of the holders of at least a majority in principal amount of the outstanding affected senior notes. In addition, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holder of each outstanding senior note of a series to:

•	change the maturity date of any senior note of the series;

•	reduce the rate (or change the method of calculation of the rate) or extend the time of payment of interest on any senior note of the series;

•	reduce the principal amount of, or premium payable on, any senior note of the series;

•	change the coin or currency of any payment of principal of, and interest and/or any premium on, any senior note of the series;

•

change the date on which any senior note of the series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of the series;

•

impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of the series held by it or, prior to the substitution date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of the series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of the first mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify or reduce the percentage of holders of senior notes of the series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

Puget Sound Energy and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including:

•	to add to the covenants of Puget Sound Energy for the benefit of the holders or to surrender a right conferred on Puget Sound Energy in the senior note indenture;

•	to add further security for the senior notes of the series;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other changes that are not prejudicial to the holders of senior notes of the series.

Defeasance and Discharge

The senior note indenture provides that Puget Sound Energy will be discharged from any and all obligations with respect to the senior notes of a series and the senior note indenture (except for obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Puget Sound Energy irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of the series, money or certain United States government obligations, or any combination of money or government obligations, which through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates those payments are due in accordance with the terms of the senior note indenture and the senior notes of the series. Unless all the senior notes of the series are to be due within 90 days of the deposit by redemption or otherwise, Puget Sound Energy must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the senior notes. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

Puget Sound Energy may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if:

•	the successor or transferee corporation is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•

the new corporation assumes the due and punctual payment of the principal of, and premium and interest on, all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Puget Sound Energy;

•

prior to the substitution date, the new corporation assumes Puget Sound Energy’s obligations under its electric utility mortgage and gas utility mortgage with respect to first mortgage bonds securing senior notes; and

•

after the substitution date and there are substitute first mortgage bonds outstanding, the new corporation assumes Puget Sound Energy’s obligations under the substitute first mortgage with respect to substitute first mortgage bonds securing senior notes.

The senior note indenture defines “all or substantially all” of the assets of Puget Sound Energy as being 50% or more of the total assets of Puget Sound Energy as shown on its balance sheet as of the end of the prior year. The senior note indenture specifically permits any sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the senior notes and without the assumption by the transferee of Puget Sound Energy’s obligations on the senior notes and covenants contained in the senior note indenture.

Certain Covenants of Puget Sound Energy

Limitation on Liens

Puget Sound Energy cannot issue any first mortgage bonds other than first mortgage bonds that secure senior notes. The foregoing restriction will not apply to:

•

liens on any property existing at the time of its acquisition (but excluding any extension of or addition to that property unless the terms of the mortgage as of the date of the acquisition of the property provide that the mortgage shall be secured by extensions or additions to the property);

•

liens to secure the payment of all or part of the purchase price of property or to secure any debt incurred prior to, at the time of or within 180 days after the acquisition of that property for the purpose of financing all or part of the purchase price of the property;

•	liens secured by property used in the generation of electricity;

•	liens existing as of the date of the senior note indenture;

•	permitted encumbrances similar to the permitted encumbrances under the electric utility mortgage;

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the bullet points above; provided, however, that the principal amount of debt secured thereby may not exceed the principal amount of debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, renewal or replacement; and provided, further, that such lien must be limited to all or such part of the property which was subject to the mortgage so extended, renewed or replaced (plus improvements on such property);

•

liens in favor of the United States, any state thereof, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

•	liens securing industrial development, pollution control or similar revenue bonds.

Notwithstanding the foregoing restriction, Puget Sound Energy may create, assume or incur any lien not excepted above without equally and ratably securing the senior notes if the aggregate amount of all debt then outstanding and secured by that lien or any other lien not excepted above, together with all net sale proceeds from sale and leaseback transactions that are not described in “—Limitations on Sale and Leaseback Transactions” below, does not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet.

Limitations on Sale and Lease Back Transactions

Puget Sound Energy may effect any sale and leaseback transaction if the net sale proceeds from the sale and leaseback transaction, together with the net sale proceeds from all other sale and leaseback transactions not excepted above and all debt then outstanding and secured by mortgages not described in any of the bullet points under “—Limitations on Liens,” do not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet. Puget Sound Energy may also effect any sale and leaseback transaction involving a lease for a period, including renewals, of not more than 36 months.

Voting of First Mortgage Bonds Held by Senior Note Trustee

The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under Puget Sound Energy’s electric utility mortgage and gas utility mortgage or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. The senior note trustee will vote all the electric utility bonds or gas utility bonds held by it, or will consent with respect thereto, as directed by holders of at least a majority in total principal amount of the outstanding senior notes; provided, however, that the senior note trustee is not required to vote the electric utility bonds or gas utility bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior note trustee to the holders of the related issue of senior notes of such proposal and consent thereto of the holders of at least a majority in principal amount of the outstanding senior notes of such issue.

Concerning the Senior Note Trustee

U.S. Bank National Association is both the senior note trustee under the senior note indenture and the mortgage trustee under the electric utility mortgage indenture. As of the date of this prospectus, U.S. Bank National Association also serves as the issuing and paying agent for our commercial paper program, and is a lender under our credit facility.

The senior note trustee may resign at any time by giving written notice to Puget Sound Energy specifying the day on which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

The senior note trustee may be removed at any time by a written instrument filed with the senior note trustee and signed by the holders of at least a majority in total principal amount of outstanding senior notes. In addition, if no event of default has occurred and is continuing, Puget Sound Energy may remove the senior note trustee upon notice to the holder of each senior note outstanding and the senior note trustee, and appointment of a successor senior note trustee.

Description of the First Mortgage Bonds

The first mortgage bonds securing the senior notes are to be issued under Puget Sound Energy’s electric utility mortgage indenture or its gas utility mortgage indenture, each as amended and supplemented by various supplemental indentures. U.S. Bank National Association will act as the electric utility mortgage trustee and The Bank of New York Mellon Trust Company, N.A. will act as the gas utility mortgage trustee.

The statements herein concerning these mortgage indentures are outlines and are not complete and are subject to, and qualified in their entirety by, all the provisions of the electric utility mortgage indenture and the gas utility mortgage indenture, which are exhibits to the registration statement of which this prospectus forms a part. They make use of defined terms and are qualified in their entirety by express reference to the mortgage indentures, copies of which are available upon request to the senior note trustee.

First mortgage bonds securing senior notes will be issued as security for Puget Sound Energy’s obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the substitution date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Puget Sound Energy (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Puget Sound Energy.

First mortgage bonds securing senior notes will correspond to the senior notes of their related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or any premium or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of the senior notes will, to the extent of the payment of principal, premium or interest, be deemed fully paid and the obligation of Puget Sound Energy to make the payment shall be discharged.

The Electric Utility Mortgage Bonds

Priority and Security

The electric utility mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the electric utility mortgage. This security is a direct first lien on Puget Sound Energy’s electric utility property and its electric franchises and permits, other than property expressly excluded from the lien. Property expressly excluded from the lien includes:

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	materials and supplies held for use in the ordinary course of business;

•	merchandise held for the purpose of sale, lease or distribution;

•	fuel (including fissionable material) and personal property consumable in operations;

•	timber, oil, gas and other minerals under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment; and

•	nonutility property.

The lien of the electric utility mortgage is subject to excepted encumbrances (and certain other limitations) as defined and described in the electric utility mortgage indenture. It is also subject to the lien of the gas utility mortgage with respect to Puget Sound Energy’s gas utility property that was acquired in connection with the merger with Washington Energy Company on February 10, 1997. The electric utility mortgage indenture permits the acquisition of property subject to prior liens.

Dividend Restriction

So long as any of the electric utility mortgage bonds are outstanding, Puget Sound Energy shall not do either of the following, except out of net income available for dividends on its common stock, accumulated after December 31, 1957, plus the sum of $7,500,000:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock; or

•	purchase, redeem or otherwise retire for consideration any shares of stock.

Issuance of Electric Utility Mortgage Bonds and Withdrawal of Cash Deposited Against That Issuance

The principal amount of electric utility mortgage bonds that Puget Sound Energy may issue under the electric utility mortgage is not limited, provided that the issuance tests in the electric utility mortgage are satisfied. Electric utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the electric utility mortgage trustee; and

•	100% of unfunded electric utility mortgage bond credits.

The issuance of electric utility mortgage bonds is subject to net earnings available for interest being at least two times the annual interest requirements on all electric utility mortgage bonds and prior lien debt to be outstanding. Cash deposited is withdrawable against 60% of unfunded net additions and 100% of unfunded electric utility mortgage bond credits.

Depreciation Fund

Puget Sound Energy will pay cash or deliver electric utility mortgage bonds of any series to the electric utility mortgage trustee by May 31 of each year in an amount equal to the minimum provision for depreciation for the preceding year (i.e., an amount by which 15% of gross utility operating revenues of Puget Sound Energy, after deducting cost of electricity purchased, fuel costs, and rental and lease payments, exceeds maintenance, repairs and renewals). Cash held in the depreciation fund may be applied to the retirement of the electric utility mortgage bonds of certain of the Secured Medium-Term Notes, Series A and certain of the Secured Medium-Term Notes, Series B, at a price not exceeding the applicable regular redemption price thereof, or other electric utility mortgage bonds at a price not exceeding the applicable special redemption price thereof. In lieu of paying cash or delivering electric utility mortgage bonds, Puget Sound Energy has the option of satisfying this obligation through the use of unfunded property additions or unfunded electric utility mortgage bond credits. Cash and electric utility mortgage bonds held in the depreciation fund may also be withdrawn by using either unfunded property additions or unfunded electric utility mortgage bond credits.

Modification of Mortgage

The rights of the bondholders under the electric utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the electric utility bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee

U.S. Bank National Association is both the mortgage trustee under the electric utility mortgage indenture and the senior note trustee under the senior note indenture. As of the date of this prospectus, U.S. Bank National Association also serves as the issuing and paying agent for our commercial paper program, and is a lender under our credit facility.

The holders of at least a majority in total principal amount of the electric utility mortgage bonds have the right to require the electric utility mortgage trustee to enforce the electric utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults

The electric utility mortgage defines the following as “defaults”:

•	failure to pay principal and premium when due;

•	failure to pay interest for 30 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 60 days after becoming due;

•	an unstayed continuance for 90 days after an entry of an order for reorganization or an appointment of a trustee;

•	certain events in bankruptcy, insolvency or reorganization;

•	an unstayed continuance for 90 days after entry of a judgment in excess of $100,000; and

•	failure for 90 days after notice to observe other covenants or conditions.

The electric utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Gas Utility Mortgage Bonds

Priority and Security

The gas utility mortgage bonds securing senior notes of any series will rank equally as to security with gas utility mortgage bonds of other series now outstanding or issued later under the gas utility mortgage indenture. This security is a direct first lien on all of Puget Sound Energy’s gas utility property, on its gas utility franchises and permits and on its gas purchase contracts (other than certain property expressly excluded from the lien). Property expressly excluded from the lien includes:

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	equipment, materials, supplies and merchandise held by Puget Sound Energy for consumption in the ordinary course of business or acquired for sale, lease or distribution;

•	gas or liquid hydrocarbons in pipelines and in storage;

•	fuel and personal property consumable in operations;

•	oil, gas and other minerals and timber under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment;

•	nonutility property; and

•	certain property of a successor corporation in a merger or consolidation.

All property owned by Puget Sound Energy immediately prior to its merger with Washington Energy Company on February 10, 1997 is excepted from the lien of the gas utility mortgage. All property acquired by Puget Sound Energy after the merger is also excepted from the lien, unless the property improves or replaces the gas utility property owned by Washington Energy Company at the time of the merger. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the gas utility mortgage indenture. The mortgage indenture permits the acquisition of property subject to prior liens, but this property will not be considered as additional property under the gas utility mortgage until the prior lien is paid.

Dividend Restriction

If the aggregate amount of all the dividends, distributions and expenditures listed below made since September 30, 1994 would exceed the aggregate amount of the net income of Puget Sound Energy accumulated after September 30, 1994 plus the sum of $20,000,000, Puget Sound Energy shall not do any of the following so long as any of Puget Sound Energy’s Secured Medium-Term Notes, Series C, issued under the gas utility mortgage, are outstanding:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock; or

•

purchase, redeem or otherwise retire for consideration any shares of stock (other than in exchange for, or from the net cash proceeds of, other new shares of capital stock of Puget Sound Energy and other than any shares of any class of stock ranking as to dividends or assets prior to Puget Sound Energy’s common stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for that class of stock).

Renewal Fund

Puget Sound Energy will pay cash and/or deliver gas utility mortgage bonds (taken at the principal amount thereof) to the gas utility mortgage trustee for deposit into a renewal fund on or before May 1 of each year in an amount equal to:

•	the greater of:

•

the aggregate amount of the minimum provision for depreciation (i.e., an amount computed at the rate of 2% per annum, or another rate as may be permitted or required by the Washington Utilities and Transportation Commission, of the book value of depreciable gas utility property subject to the lien of the gas utility mortgage and not to prior liens) from March 1, 1957 to the end of the next preceding calendar year; or

•	the aggregate amount of retirements for the same period;

in excess of:

•	the greater of:

•

the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the next preceding renewal fund certificate filed with the gas utility mortgage trustee pursuant to the requirements of Section 4.04 of the gas utility mortgage; or

•

the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the latest certificate of available net additions delivered to the gas utility mortgage trustee pursuant to Section 2.01 of the gas utility mortgage;

less the aggregate amount of gas utility mortgage bonds retired by sinking fund operations, not theretofore used as a credit on account of the renewal fund in previous renewal fund certificates. The renewal fund obligation may be satisfied in whole or in part by credits consisting of unfunded property additions and/or unfunded gas utility mortgage bonds credits.

Any cash deposited in the renewal fund, if and to the extent that Puget Sound Energy at the time does not have property additions available for use as a credit to satisfy the renewal fund obligation, may, upon the written order of Puget Sound Energy, be applied by the gas utility mortgage trustee to the redemption of gas utility mortgage bonds or, if not so applied pursuant to the provisions of the gas utility mortgage, to the retirement of gas utility mortgage bonds.

Issuance of Gas Bonds and Withdrawal of Cash Deposited Against Such Issuance

The principal amount of gas utility mortgage bonds issuable under the gas utility mortgage is not limited, provided that the issuance tests in the gas utility mortgage are satisfied. Gas utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the gas utility mortgage trustee; and

•	100% of unfunded gas utility mortgage bond credits.

With certain exceptions, the issuance of gas utility mortgage bonds is subject to net earnings available for interest being at least:

•	two times the annual interest requirements on all gas utility mortgage bonds and prior lien debt to be outstanding; and

•

so long as gas utility mortgage bonds issued prior to the date of this prospectus are outstanding, 1.75 times the annual interest requirements on all indebtedness of Puget Sound Energy to be outstanding immediately after such issuance.

Cash deposited is withdrawable against 60% of unfunded net property additions in the case of moneys on deposit with the gas utility mortgage trustee for the purpose described above, 100% of the amount of unfunded net additions in the case of any other trust moneys and 100% of unfunded gas utility mortgage bond credits.

Modification of Mortgage

The rights of the bondholders under the gas utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the gas utility mortgage bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee

The Bank of New York Mellon Trust Company, N.A. is both the gas utility mortgage trustee under the mortgage indenture and the unsecured debenture trustee under our unsecured debt indenture. The holders of at least a majority in total principal amount of the gas utility mortgage bonds have the right to require the gas utility mortgage trustee to enforce the gas utility mortgage, but the gas utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults

The gas utility mortgage defines the following as “defaults”:

•	failure to pay principal and premium when due;

•	failure to pay interest for 10 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 30 days after becoming due;

•	certain events in bankruptcy, insolvency or reorganization;

•

failure to pay money due under any indebtedness other than gas utility mortgage bonds in an amount of $500,000 or more or the failure to perform any other agreement evidencing the indebtedness if Puget Sound Energy’s failure causes any payments to become due prior to the due date;

•	a judgment against Puget Sound Energy in excess of $100,000 that continues unstayed and unsatisfied for a period of 90 days following entry of the judgment; and

•	failure for 30 days after notice to observe other covenants or conditions.

The gas utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

PLAN OF DISTRIBUTION

Puget Sound Energy may sell the senior notes:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods.

The prospectus supplement with respect to any senior notes will set forth the terms of the related offering, including:

•	the name or names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the senior notes and the proceeds to Puget Sound Energy from their sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents;

•	any delayed delivery arrangements; and

•	any securities exchange on which the senior notes may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, they will acquire the senior notes for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The senior notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the senior notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered senior notes if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the senior notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the senior notes sold for their account may be reclaimed by the syndicate if the senior notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the senior notes, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are utilized in the sale of senior notes, Puget Sound Energy will sell the senior notes to the dealers as principals. The dealers may then resell the senior notes to the public at varying prices to be determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

The senior notes may be sold directly by Puget Sound Energy or through agents designated by Puget Sound Energy from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

The senior notes may be sold directly by Puget Sound Energy to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the related prospectus supplement.

Delayed Delivery Contracts

If indicated in the prospectus supplement, Puget Sound Energy may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase senior notes from Puget Sound Energy at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Agents, dealers and underwriters may be entitled under agreements with Puget Sound Energy to indemnification by Puget Sound Energy against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Puget Sound Energy and its affiliates in the ordinary course of business.

The senior notes may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the senior notes.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Article 8 of Puget Sound Energy’s amended and restated articles of incorporation and Article VII of Puget Sound Energy’s amended and restated bylaws provide for indemnification of Puget Sound Energy’s directors and officers to the maximum extent permitted by Washington law, except for (i) acts or omissions of such person finally adjudged to be intentional misconduct or a knowing violation of law by the person, (ii) conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (iii) any transaction with respect to which it was finally adjudged that the person received a benefit in money, property, or services to which such person was not legally entitled.

Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of Puget Sound Energy’s amended and restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Sound Energy and its shareholders.

Officers and directors of Puget Sound Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The underwriting agreements, which will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, may contain provisions whereby the underwriters agree to indemnify Puget Sound Energy, its directors and certain officers and other persons, and are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINIONS

Opinions as to the legality of certain of the senior notes will be rendered for Puget Sound Energy by Perkins Coie LLP, Seattle, Washington. Certain legal matters with respect to the senior notes will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Puget Sound Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

$    % Senior Notes due     , 2034

$    % Senior Notes due     , 2054

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

Mizuho

MUFG

US Bancorp

Wells Fargo Securities

     , 2024